Filed Pursuant to Rule 424(b)(3)
Registration No. 333-184998

SUPERFUND GREEN, L.P. – SERIES A AND SERIES B SUPPLEMENT

DATED AUGUST 13, 2013 TO PROSPECTUS DATED MAY 1, 2013

JULY 2013 PERFORMANCE UPDATE

	July 2013	Year to Date	Total NAV 07/31/2013	NAV per Unit 07/31/2013
Series A	-0.73%	8.63%	$15,438,243	$1,228.04
Series B	0.10%	13.23%	$17,047,782	$1,289.28

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GREEN, L.P. – SERIES A

JULY 2013 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended July 31, 2013)

STATEMENT OF INCOME

JULY 2013
Investment income, interest	$(57)

Expenses
Management fee	23,940
Ongoing offering expenses	12,941
Operating expenses	1,941
Selling Commissions	51,763
Other expenses	257
Incentive fee	—
Brokerage commissions	11,367

Total expenses	102,209

Net investment gain (loss)	(102,267)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	65,656
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(77,022)

Net gain (loss) on investments	(11,366)

Net increase (decrease) in net assets from operations	$(113,632)

STATEMENT OF CHANGES IN NET ASSET VALUE

JULY 2013
Net assets, beginning of period	$15,842,800

Net increase (decrease) in net assets from operations	(113,632)

Capital share transactions
Issuance of shares	35,178
Redemption of shares	(326,103)

Net increase (decrease) in net assets from capital share transactions	(290,925)

Net increase (decrease) in net assets	(404,558)

Net assets, end of period	$15,438,243
NAV Per Unit, end of period	$1,228.04

SUPERFUND GREEN, L.P. – SERIES B

JULY 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended July 31, 2013)

STATEMENT OF INCOME

JULY 2013
Investment income, interest	$(139)

Expenses
Management fee	26,436
Ongoing offering expenses	14,290
Operating expenses	2,143
Selling Commissions	57,159
Other expenses	318
Incentive fee	—
Brokerage commissions	19,552

Total expenses	119,898

Net investment gain (loss)	(120,037)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	92,182
Net change in unrealized appreciation (depreciation) on futures and forward contracts	45,391

Net gain (loss) on investments	137,572

Net increase (decrease) in net assets from operations	$17,535

STATEMENT OF CHANGE IN NET ASSET VALUE

JULY 2013
Net assets, beginning of period	$17,271,357

Net increase (decrease) in net assets from operations	17,535

Capital share transactions
Issuance of shares	43,680
Redemption of shares	(283,789)

Net increase (decrease) in net assets from capital share transactions	(241,110)
Net increase (decrease) in net assets	(223,575)

Net assets, end of period	$17,047,782
NAV Per Unit, end of period	$1,289.28

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Green, L.P.